Arcturus Therapeutics Announces Fourth Quarter and Fiscal Year 2025 Financial Results and Pipeline Progress

ARCT-032 (CF) Phase 2 third cohort (28 days, 15 mg) generally safe and well tolerated

ARCT-032 permitted to proceed into 12-week Phase 2 study; dosing to begin H1 2026

Cash runway extended into Q2 2028

Investor conference call at 4:30 p.m. ET today

SAN DIEGO--(BUSINESS WIRE) --Mar. 3, 2026--Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a messenger RNA medicines company focused on the development of liver and respiratory rare disease therapeutics, today announced its financial results for the fourth quarter and fiscal year 2025, and provided corporate updates.

“Arcturus continues to progress its rare disease therapeutic portfolio. We look forward to aligning with regulators on our clinical development strategy for the ornithine transcarbamylase (OTC) deficiency program, and to initiating our Phase 2, 12-week cystic fibrosis (CF) study in the first half of 2026,” said Joseph Payne, President & CEO of Arcturus. “We remain firmly committed to advancing our once-daily inhaled mRNA therapy for people with cystic fibrosis Class I mutations.”

Recent Corporate Highlights

•	Arcturus’ ARCT-032, a once-daily inhaled mRNA therapeutic candidate for CF, is on track to initiate a new 12-week Phase 2 clinical study in H1 2026 enrolling up to 20 Class I CF participants in the U.S. and abroad. The study will assess safety and early clinical benefits, including potential lung function improvements (ppFEV1, LCI), alongside validated quality-of-life outcomes and high-resolution computed tomography (HRCT) imaging.
o	Arcturus has completed once-daily dosing of 15 mg of ARCT-032 over 28 days in the third dosing cohort, among four Class I adults with CF, and observed no safety or tolerability issues in this higher dosing cohort.
o	The safety review committee has reviewed all data from the first three 28-day study cohorts (5, 10, 15 mg) and permitted the program to proceed into the Phase 2, 12-week study.
•	Arcturus’ ARCT-810 program, an mRNA therapeutic candidate for ornithine transcarbamylase (OTC) deficiency, is broadening its development strategy to address the needs of both adults with late-onset disease and young children affected by the most severe forms of OTC deficiency. The Company is actively engaged in complementary regulatory interactions and strategic planning to support pivotal studies across pediatric and adult populations, including those for whom liver transplantation remains the only current option for survival beyond early childhood. The scheduled Type C regulatory meetings with health authorities, along with the associated feedback, remain on track for the first half of 2026.
•	In January 2026, the UK Medicines and Healthcare products Regulatory Agency (MHRA) granted approval for KOSTAIVE®, a self-amplifying mRNA (sa-mRNA) COVID-19 vaccine, for use in individuals aged 18 and older.

•	Arcturus continues to develop a self-amplifying mRNA pandemic influenza (A/H5N1) vaccine under its ongoing contract with BARDA. Recent data from an eight-month follow-up period after the first vaccination indicate that all three tested dose levels (1.5, 5, and 12 mcg) elicit a durable immune response against the vaccine's hemagglutinin and neuraminidase components. The data also supports the sa-mRNA platform's ability to induce meaningful cell-mediated immunity. All tested vaccine doses were well tolerated and did not raise safety concerns.
•	Arcturus’ lawsuit against AbbVie Inc., and Capstan Therapeutics, Inc.—filed on September 23, 2025, in the U.S. District Court for the Southern District of California—remains ongoing.

Financial Results for the Fourth Quarter and Fiscal Year 2025

Revenue in conjunction with strategic alliances and collaborations:

Arcturus’ primary revenue streams include license fees, consulting and related technology transfer fees, reservation fees and collaborative payments received from research and development arrangements with pharmaceutical and biotechnology partners. Revenue for the fourth quarter and fiscal year 2025, was $7.2 million and $82.0 million, respectively, representing decreases of $15.6 million and $70.3 million compared to the same periods in 2024. These declines were driven by reductions in revenue from the CSL collaboration, reflecting lower supply agreement activity and a reduced number of development-based milestone achievements as KOSTAIVE® was commercialized.

Operating expenses:

Operating expenses for the fourth quarter and fiscal year 2025 amounted to $38.5 million and $158.3 million, respectively, representing decreases of $17.7 million and $89.7 million compared with the same periods in 2024.

Research and development expenses:

Research and development expenses consist primarily of external manufacturing costs, in vivo research studies and clinical trials performed by contract research organizations, clinical and regulatory consultants, personnel-related expenses, facility-related expenses and laboratory supplies related to conducting research and development activities. Research and development expenses were $24.5 million for the fourth quarter of 2025, compared with $43.8 million for the same period in 2024. The decrease was primarily driven by lower manufacturing costs for the LUNAR-COVID, LUNAR-FLU, and LUNAR-CF programs, as well as reduced clinical trial expenses for LUNAR-COVID and LUNAR-CF. Lower payroll and employee benefits further contributed to the decrease. These reductions were partially offset by higher facilities and equipment costs due to lease impairment in the current period.

Research and development expenses were $112.2 million for fiscal year 2025, compared with $195.2 million for fiscal year 2024. The decrease was primarily driven by lower manufacturing and clinical costs related to the LUNAR-COVID program, reflecting the program’s transition from a development program to the commercial phase. Additional decreases relate to lower manufacturing costs for the LUNAR-CF and LUNAR-FLU programs, as well as lower clinical costs associated with the LUNAR-OTC program. These reductions were partially offset by higher clinical costs for Phase 2 of the LUNAR-CF program. Additional decreases resulted from lower payroll and benefits expenses following the operational restructuring.

General and Administrative Expenses:

General and administrative expenses primarily consist of salaries and related benefits for executive, administrative, legal and accounting functions and professional fees for legal and accounting services. General and administrative expenses for the fourth quarter of 2025 were $14.0 million compared with $12.4 million for the same period in 2024. The increase in fourth quarter expenses relates to the acceleration of employee stock options.

General and administrative expenses for fiscal year 2025 were $46.1 million compared with $52.8 million for fiscal year 2024. The decrease was primarily due to reduced share-based compensation expense as well as reduced payroll and benefits. We expect general and administrative expenses to continue to decrease slightly during the next twelve months driven by lower share-based compensation costs.

Net Loss:

For the fourth quarter of 2025, Arcturus reported a net loss of $29.1 million, or ($1.03) per diluted share, compared with a net loss of $30.0 million, or ($1.11) per diluted share for the same period in 2024. For fiscal year 2025, Arcturus reported a net loss of $65.8 million, or ($2.40) per diluted share, compared with a net loss of $80.9 million, or ($3.00) per diluted share for fiscal year 2024.

Cash Position and Balance Sheet:

Cash, cash equivalents and restricted cash were $232.8 million as of December 31, 2025, and $293.9 million as of December 31, 2024. Through disciplined execution and a strategic refocus on existing rare disease clinical programs in fiscal year 2025, Arcturus has extended its cash runway into the second quarter of 2028.

Arcturus Therapeutics Fourth Quarter and Fiscal Year 2025 Earnings Conference Call

•         Tuesday, March 3, 2026 @4:30 p.m. ET

•         Domestic: 1-800-274-8461

•         International: 1-203-518-9814

•         Conference ID: ARCTURUS

•         Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1748831&tp_key=1fb027c6a4

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, are forward-looking statements, including those regarding strategy, future operations, the likelihood of success of the Company’s pipeline (including ARCT-032 and ARCT-810) and partnered programs (including the COVID-19 and flu programs partnered with CSL Seqirus), the likelihood that clinical data, including interim data, will be predictive of future clinical results, the likelihood of and timing for achieving alignment with regulators on the clinical strategy for ARCT-810, plans to broaden the development strategy for ARCT-810, the timing for Type C regulatory meetings for ARCT-810 and feedback therefrom, the likelihood of initiation, and size, scope, and timing, of a Phase 2, 12-week study for ARCT-032, the ongoing development of a self-amplifying mRNA pandemic influenza vaccine under its contract with BARDA, the likelihood that general and administrative expenses will continue to decrease slightly, its current cash position and expected cash burn and runway, and the impact of general business and economic conditions. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements, including those discussed under the heading "Risk Factors" in Arcturus’ most recent Annual Report on Form 10-K, and in subsequent filings with, or submissions to, the SEC, which are available on the SEC’s website at www.sec.gov. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

About Arcturus

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a messenger RNA medicines company focused on the development of liver and respiratory rare disease therapeutics with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR® mRNA technology (sa-mRNA) and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus developed KOSTAIVE®, the first self-amplifying messenger RNA (sa-mRNA) COVID vaccine in the world to be approved. Arcturus has an ongoing global collaboration with CSL Seqirus, U.S. BARDA for pandemic flu and a joint venture in Japan, ARCALIS, focused on the manufacture of mRNA vaccines and therapeutics. Arcturus’ pipeline includes RNA therapeutic candidates to potentially treat cystic fibrosis (CF) and ornithine transcarbamylase (OTC) deficiency along with its partnered mRNA vaccine programs for SARS-CoV-2 (COVID-19) and influenza. Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA (siRNA), circular RNA, antisense RNA, self-amplifying RNA, DNA, and gene editing therapeutics. Arcturus' technologies are covered by its extensive patent portfolio (over 500 patents and patent applications in the U.S., Europe, Japan, China, and other countries). For more information, visit www.ArcturusRx.com. Please connect with us on X and LinkedIn.

ARCTURUS THERAPEUTICS HOLDINGS INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands, except per share data)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$230,909	$237,028
Restricted cash	—	55,000
Accounts receivable	5,564	3,974
Prepaid expenses and other current assets	4,973	9,977
Total current assets	241,446	305,979
Property and equipment, net	6,736	9,531
Operating lease right-of-use asset	21,081	26,674
Non-current restricted cash	1,885	1,885
Total assets	$271,148	$344,069
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,235	$7,194
Accrued liabilities	23,898	38,781
Deferred revenue	8,246	19,514
Total current liabilities	36,379	65,489
Deferred revenue, net of current portion	—	12,604
Operating lease liability, net of current portion	20,784	24,998
Total liabilities	57,163	103,091
Stockholders’ equity:
Common stock: $0.001 par value; 60,000 shares authorized; issued and outstanding shares were 28,414 at December 31, 2025 and 27,000 at December 31, 2024	28	27
Additional paid-in capital	728,547	689,758
Accumulated deficit	(514,590)	(448,807)
Total stockholders’ equity	213,985	240,978
Total liabilities and stockholders’ equity	$271,148	$344,069

ARCTURUS THERAPEUTICS HOLDINGS INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
(in thousands, except per share data)	2025	2024	2023
Revenue:
Collaboration revenue	$67,221	$138,389	$157,748
Grant revenue	14,810	13,921	9,051
Total revenue	82,031	152,310	166,799
Operating expenses:
Research and development, net	112,212	195,156	192,133
General and administrative	46,079	52,823	52,871
Total operating expenses	158,291	247,979	245,004
Loss from operations	(76,260)	(95,669)	(78,205)
Gain (loss) from foreign currency	382	(471)	(229)
Finance income, net	10,095	15,195	16,591
Gain on debt extinguishment	—	—	33,953
Net loss before income taxes	(65,783)	(80,945)	(27,890)
(Benefit) provision for income taxes	—	(4)	1,835
Net loss	(65,783)	(80,941)	(29,725)
Net loss per share, basic and diluted	$(2.40)	$(3.00)	$(1.12)
Weighted-average shares outstanding, basic and diluted	27,386	27,000	26,628
Comprehensive loss	$(65,783)	$(80,941)	$(29,725)

ARCTURUS THERAPEUTICS HOLDINGS INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended
	December 31,
(in thousands, except per share data)	2025	2024
Revenue:
Collaboration revenue	$3,081	$21,000
Grant revenue	4,115	1,766
Total revenue	7,196	22,766
Operating expenses:
Research and development, net	24,476	43,780
General and administrative	14,027	12,380
Total operating expenses	38,503	56,160
Loss from operations	(31,307)	(33,394)
Gain from foreign currency	701	171
Finance income, net	1,523	3,214
Net loss before income taxes	(29,083)	(30,009)
Benefit for income taxes	(4)	(4)
Net loss	$(29,079)	$(30,005)
Net loss per share, basic and diluted	$(1.03)	$(1.11)
Weighted-average shares outstanding, basic and diluted	28,112	27,000
Comprehensive loss	$(29,079)	$(30,005)

Contacts

Arcturus Therapeutics
Public Relations & Investor Relations
Neda Safarzadeh
VP, Head of IR/PR/Marketing
(858) 900-2682
IR@ArcturusRx.com